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                                                                   EXHIBIT 11.1

                            AMERICA SERVICE GROUP


                                                                        QUARTER ENDED MARCH 31,
                                                                       --------------------------
                                                                           1997           1996
                                                                           ----           ----
Net income attributable to common shares                               $  450,000     $  375,000
Adjust for interest income under the modified treasury calculation                         5,000
                                                                       ----------     ----------

Net income attributable to common shares                               $  450,000     $  380,000
                                                                       ==========     ==========


Weighted average shares outstanding                                     3,392,000      2,886,000

Common stock equivalents                                                  150,000        265,000
                                                                       ----------     ----------


Total weighted average common and common equivalent shares              3,542,000      3,151,000
                                                                       ==========     ==========

Net income per common and common equivalent share                      $     0.13     $     0.12
                                                                       ==========     ==========